UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DIVIDEND CAPITAL TRUST INC.

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August 16, 2006	Contact: Tucker Hewes
Hewes Communications
(212) 207-9451

DIVIDEND CAPITAL TRUST ANNOUNCES SECOND

QUARTER 2006 FINANCIAL AND OPERATING RESULTS

DENVER, CO — August 16, 2006 — Dividend Capital Trust (DCT) has announced financial and operating results for the three and six month period ended June 30, 2006. On August 14, 2006, the company filed its Form 10-Q for the second quarter of 2006 with the U.S. Securities and Exchange Commission.

DCT reported Funds from Operations (FFO) for the three months ended June 30, 2006 of $25.5 million, or $0.17 per fully diluted share, and $47.2 million, or $0.31 per fully diluted share for the six months ended June 30, 2006. These results compare to $14.9 million, or $0.17 per fully diluted share, for the same three month period last year, and $24.7 million, or $0.30 per fully diluted share, for the same six month period last year. DCT reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure, considered to be a meaningful performance measurement in the Real Estate Investment Trust industry.

The second quarter 2006 net loss on a GAAP basis was $1.6 million, or $0.01 per fully diluted share, compared to net income of $748,000, or $0.01 per fully diluted share, for the same period last year. For the six month period ended June 30, 2006, net income was $309,000, or $0.002 per fully diluted share, compared to a net loss of $1.8 million, or $0.02 per fully diluted share, for the same period last year. The net loss was primarily a result of an increase in depreciation and amortization expense caused by proportionately more value being attributed to intangible lease assets, which have significantly shorter lives than other real estate related assets.

Investment Activity

During the second quarter of 2006, DCT acquired 13.8 million square feet of distribution space. Most notably, on June 9, 2006, DCT closed on a portfolio acquired from Cal TIA, a joint venture between TIAA-CREF and RREEF. The portfolio consisted of 78 buildings comprising approximately 7.9 million rentable square feet located in eight markets, as well as a land parcel comprising 9.2 acres located in the Orlando market.

DCT also initiated several development projects during the second quarter of 2006, including an agreement to acquire approximately 35 acres of land and to develop two warehouse buildings comprising approximately 900,000 square feet in the highly competitive Southern California Inland Empire East market. This development, when complete, will increase DCT’s presence in Southern California to 2.3 million square feet.

In June 2006, DCT completed an expansion of a Memphis, TN based property for Johnson and Johnson Health Care Systems, Inc. (J&J), a current customer which leases 440,000 square feet located in our Memphis Trade Center III. Earlier this year, in February 2006, the Memphis Trade Center III property, along with five other properties, was contributed to an institutional joint venture fund, DCT Fund I LLC. The expansion project increased J&J’s space in the existing building to an aggregate of 770,000 square feet. Upon completion of the building expansion, DCT recorded a gain of approximately $5.1 million, of which approximately $4.1 million was recognized in earnings.

As of June 30, 2006, DCT owned, managed or had under development 385 properties totaling more than 59.1 million square feet in 24 markets, leased to more than 800 corporate customers. Since the end of the second quarter 2006, DCT has an additional $43.6 million of industrial properties under contract or the subject of an executed letter of intent.

Operating Results

At the end of the second quarter of 2006, DCT’s portfolio of consolidated operating properties was 92.1% occupied, which is up from 92.0% at the end of the second quarter 2005.

For the three months ended June 30, 2006, compared to the same period in 2005, same store net operating income (NOI) on DCT’s consolidated real estate portfolio declined (exclusive of straight line rents and the amortization of above/below market rents) by 5.9%, while same store rental revenue declined (exclusive of straight line rents and the amortization of above/below market rents) by 4.6%. For the six months ended June 30, 2006, compared to the same period in 2005, same store net operating income (NOI) on DCT’s consolidated real estate portfolio declined (exclusive of straight line rents and the amortization of above/below market rents) by 2.2%, while same store rental revenue declined (exclusive of straight line rents and the amortization of above/below market rents) by 2.3%.

“While we experienced a decline in same store sales and rental revenue, these numbers were fully in line with our expectations,” said Daryl Mechem, managing director of DCT. “Rental growth for the three month period ended June 30, 2006 was 4.7%, and, overall, operations are ahead of plan for the year. Additionally, leasing activity is strong, as evidenced by the fact that we have 246,000 square feet of leases in the same store sales portfolio which have been executed but for which occupancy has not commenced, which should lead to stabilized same store performance moving forward.”

Conference Call

DCT will be hosting a public conference call on August 21, 2006 to review second quarter 2006 financial and operating results. Tom Wattles, chairman, and Evan Zucker, president and chief executive officer, will present DCT’s quarterly performance and provide management commentary. The conference call will take place at 4:15 p.m. EST and can be accessed by dialing 877.313.6462 and referencing “Dividend Capital.”

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Reconciliation of Same Store Rental Revenue to GAAP Rental Revenue (in thousands)
Same store rental revenue	$19,188	$20,104	$34,919	$35,735
Add other acquisitions and dispositions	31,005	3,174	59,916	6,787
Add straight line rents	1,769	727	4,118	1,528
Less above and below market, rents	(402)	(447)	(833)	(890)
Gains (losses) related to early lease terminations, net	(266)	2,817	(146)	2,817

Total GAAP Rental Revenue	51,294	26,375	97,974	45,977

Reconciliation of Same Store NOI to GAAP Net Income (in thousands)
Net Operating Income(1)
Same store	14,423	15,325	25,953	26,547
Other acquisitions and dispositions	24,324	2,594	46,493	5,798
Gains (losses) related to early lease terminations, net	(266)	2,817	(146)	2,817

Total Net Operating Income	38,481	20,736	72,300	35,162

Other Income
Institutional capital management fees	126	—	178	—
Gain (loss) on disposition of real estate interests	(21)	—	3,967	—
Gain from development activities	4,065	—	4,065
Straight-line rents	1,769	727	4,118	1,528
Above and below market rents, net	(402)	(447)	(833)	(891)
Interest income	2,060	979	4,522	1,589

Total Other Income	7,597	1,259	16,017	2,226

Other Expenses
General and administrative	1,452	701	2,182	1,429
Asset management fees, related party	4,297	1,524	7,815	2,703
Equity in losses of unconsolidated joint ventures, net	129	—	182	—
Interest expense, including amortization	14,755	4,827	26,436	8,545
Depreciation and amortization	27,199	14,192	51,691	26,542

Total Other Expenses	47,832	21,244	88,306	39,219

Minority Interest	108	(3)	298	(3)

Net Income (Loss)	$(1,646)	$748	$309	$(1,834)

Reconciliation of Net Income to FFO Attributable to Diluted Shares (in thousands) (2)
Net Income (Loss)	$(1,646)	$748	$309	$(1,834)
Depreciation and amortization	27,199	14,192	51,691	26,542
Equity in losses of unconsolidated joint ventures	129	—	182	—
Equity in FFO of unconsolidated joint ventures	93	—	150	—
Minority interests’ share in net income	(108)	3	(298)	3
FFO attributable to minority interest (3)	(167)	—	(841)	—
(Gain) loss from disposition of real estate	21	—	(3,967)	—

Funds From Operations	$25,521	$14,943	$47,226	$24,711

Reconciliation of Net Income Per Diluted Share to FFO Per Diluted Share
Net Income (Loss)	$(0.01)	$0.01	$—	$(0.02)
Depreciation and amortization	0.18	0.16	0.34	0.32
Equity in losses of unconsolidated joint ventures	—	—	—	—
Equity in FFO of unconsolidated joint ventures	—	—	—	—
Minority interests’ share in net income	—	—	—	—
FFO attributable to minority interest	—	—	(0.01)	—
(Gain) loss from disposition of real estate	—	—	(0.02)	—

Funds From Operations	$0.17	$0.17	$0.31	$0.30

Diluted Weighted Average Shares	153,141	88,473	150,315	81,545

(1)	(NOI) is defined as property level revenues and expenses, including reimbursements for operating expenses, exclusive of items such as straight-line rent adjustments, amortization of above and below market rent, depreciation and amortization, general and administrative expense and interest expense. DCT considers NOI to be an appropriate supplemental performance measure because NOI reflects the operating performance of its properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, interest expense, interest income and general and administrative expenses.
(2)	DCT believes that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. FFO excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. DCT considers FFO to be a useful measure for reviewing its comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies.
(3)	To calculate diluted FFO, the minority interest in FFO attributed to third party unitholders of DCT’s operating partnership is included, since such interests are considered to have been converted into shares of common stock.

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties leased to creditworthy corporate customers. For more information please visit www.dividendcapitaltrust.com.

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Dividend Capital Trust has filed a preliminary proxy statement with the Securities and Exchange Commission relating to its upcoming shareholders’ meeting. At the shareholders’ meeting, shareholders will be asked to approve, among other proposals, a proposal relating to Dividend Capital Trust’s proposed internalization of its external management advisor, Dividend Capital Advisors.

ADDITIONAL INFORMATION

In connection with the shareholders’ meeting, the internalization and the other proposals, a preliminary proxy statement of Dividend Capital Trust was filed with the SEC on August 14, 2006 and a definitive proxy statement and other materials will be filed with SEC. WE URGE INVESTORS TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY

BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIVIDEND CAPITAL TRUST, THE SHAREHOLDERS’ MEETING, THE INTERNALIZATION AND THE OTHER PROPOSALS. Investors will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (when available), as well as other filed documents containing information about Dividend Capital Trust at http://www.sec.gov, the SEC’s web site. Free copies of Dividend Capital Trust’s SEC filings are also available on Dividend Capital Trust’s web site at www.dividendcapitaltrust.com.

PARTICIPANTS IN THE SOLICITATION

Dividend Capital Trust and its executive officers and directors and Dividend Capital Advisors and its affiliates may be deemed, under SEC rules, to be participants in the solicitation of proxies from Dividend Capital Trust’s shareholders with respect to the shareholders’ meeting, the internalization and the other proposals. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the preliminary proxy statement and will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the shareholders’ meeting, the internalization and the other proposals.

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